EXHIBIT 99.1
------------


JONES LANG
LASALLE                                NEWS RELEASE


For Immediate Release                  200 East Randolph Drive
                                         Chicago Illinois 60601
                                       22 Hanover Square
                                         London W1A 2BN

Contact:   Lauralee Martin
           Chief Financial Officer
Phone:     +1 312 228 2073
Email:     Lauralee.martin@am.joneslanglasalle.com



                      JONES LANG LASALLE REPORTS
            FIRST QUARTER RESULTS IN LINE WITH EXPECTATIONS


CHICAGO AND LONDON, MAY 1, 2002 - Jones Lang LaSalle Incorporated
(NYSE: JLL), the leading global real estate services and investment management firm, today reported a net loss of $4.9 million, or ($0.16) per share, for the first quarter ended March 31, 2002, compared with an adjusted net loss of $2.9 million, or ($0.10) cents per share, in 2001. These results, which exceeded First Call consensus estimates by one cent, were achieved through management's actions taken late last year to reduce costs significantly in an uncertain economy. The firm reported a 17 percent reduction in operating expenses to $165.9 million. Revenues were $161.8 million compared with $198.8 million a year ago.

-------------------------------------------------------------------------

Results Highlights

..    First quarter results in line with expectations

..    Operating expenses decrease 17 percent from 2001

..    Debt reduced $62.5 million from prior year

-------------------------------------------------------------------------

"We are pleased to report first quarter results that were on par with our expectations. These results confirm the importance of the expense reduction program that we initiated in the fourth quarter to secure our business during a period of reduced client activity in an uncertain economy," said Chris Peacock, President and Chief Executive Officer of Jones Lang LaSalle.

"We also continued to improve our balance sheet with a $62.5 million reduction in debt quarter over quarter."

The first quarter 2002 net loss does not include the cumulative benefit of $0.8 million, or $0.03 per share, for adoption of the SFAS 142 accounting standard. In the first quarter of 2001, the comparable adjusted result excluded a $1.1 million non-operational, non-recurring charge for the writedown of a broadband investment. Jones Lang LaSalle reported a GAAP net loss of $4.0 million, or $0.13 per share, for the 2002 first quarter compared with a GAAP net loss of $3.5 million, or $0.12 per share, in the prior year.







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JONES LANG LASALLE REPORTS FIRST QUARTER RESULTS - ADD ONE


BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS

The following summary of business segment results compares the first quarter of 2002 to the prior year period.


OWNER & OCCUPIER SERVICES

..    The Americas region reported revenues of $52.3 million as compared with $61.0 million the previous year. This expected decline resulted from continued slow transaction business due to the economy and followed a strong first quarter in 2001. The region achieved solid cost reductions in the first quarter, reporting a net operating loss of $2.1 million compared with the prior-year loss of $10.7 million.

..    Europe continued to feel the effects of the recession that began to have an impact on its businesses late in 2001. First quarter revenues of $64.3 million were 25 percent lower than in 2001, reflecting a significant downturn in transactions in the key markets of the UK,
     France and Germany.   Offsetting this performance was overall cost
     reduction of $13 million in the quarter, resulting in operating income of $0.3 million versus $8.6 million last year.

..    In Asia Pacific, operating results were basically flat year over year due to both cost containment initiatives and benefits from the business realignment introduced last year to better serve clients. Revenues were $26.2 million, a $1.7 million decline from the first quarter a year ago. Transaction activity remained weak in Southeast Asia and Australia, but was offset by revenue improvements in Northern Asia.


INVESTMENT MANAGEMENT

..    LaSalle Investment Management reported first-quarter operating income of $0.8 million, down $4 million from the previous year. The reduction in operating income was driven by last year's gain from the firm's disposition of its investment in LaSalle Hotel Properties. Revenues declined to $19.1 million compared with $24.5 million in 2001.


OUTLOOK FOR REMAINDER OF 2002

"While the economy appears headed in the right direction, real estate markets typically lag the overall economy by six to nine months. We continue to win strategic alliances and build a backlog of major global, regional and local assignments. For example, one very significant competitive win for the firm was announced just this week, when Deutsche Bank selected us as its real estate services partner for transaction activities in Europe, the Middle East and Africa," said Mr. Peacock. "In the meantime, we are benefiting from ongoing expense reductions."

Management's guidance for the second quarter and the remainder of the year reflects caution about the economy and its impact on revenues. "We expect second-quarter results to show a small EPS profit in the range of $0.05- $0.15, and we are holding to our full-year earnings target range of $1.65- $1.70 per fully diluted share. But we expect to be toward the lower end of the range if the recovery is weak or extensively delayed," said Lauralee Martin, Chief Financial Officer. "The full-year target includes a $0.25 benefit from the SFAS 142 goodwill accounting change."






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JONES LANG LASALLE REPORTS FIRST QUARTER RESULTS - ADD TWO


ABOUT JONES LANG LASALLE

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with in excess of $22 billion of assets under management.



     Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2001, in Jones Lang LaSalle's Proxy Statement dated April 4, 2002, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.


NOTE TO EDITORS:

     . Media contacts may listen only to the Jones Lang LaSalle first quarter results discussion at 9 a.m. EDT on May 2 with investors and market analysts by dialing +1 719 457 2684.

     . A web cast of the conference call is available at http://www.videonewswire.com/event.asp?id=4537

     . A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EDT on May 2, 2002, through midnight (EDT) on May 11, 2002. The replay passcode is 768907.








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


                    JONES LANG LASALLE INCORPORATED

             Adjusted Consolidated Statements of Earnings

          For the Three Months Ended March 31, 2002 and 2001
                   (in thousands, except share data)
                              (Unaudited)



                                               Three Months Ended
                                                    March 31,
                                             ----------------------
                                              2002 (1)   2001(1)(2)
                                             ----------  ----------
Revenue:
  Fee based services. . . . . . . . . . . .  $  160,275     195,488
  Equity in earnings (losses) from
    unconsolidated ventures . . . . . . . .        (158)      2,516
  Other income. . . . . . . . . . . . . . .       1,685         845
                                             ----------  ----------
        Total revenue . . . . . . . . . . .     161,802     198,849

Operating expenses:
  Compensation and benefits . . . . . . . .     110,943     134,477
  Operating, administrative and other . . .      45,500      52,915
  Depreciation and amortization . . . . . .       9,471      11,331
                                             ----------  ----------
        Total operating expenses
          excluding non-recurring and
          restructuring charges . . . . . .     165,914     198,723

        Adjusted operating income (loss)
          excluding non-recurring and
          restructuring charges . . . . . .      (4,112)        126

Interest expense, net of interest income. .       3,918       4,846
                                             ----------  ----------

        Adjusted loss before benefit
          for income taxes. . . . . . . . .      (8,030)     (4,720)

Net benefit for income taxes. . . . . . . .      (3,212)     (1,794)
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .          63         (34)
                                             ----------  ----------

        Adjusted net loss excluding
          non-recurring and restructuring
          charges . . . . . . . . . . . . .  $   (4,881)     (2,892)
                                             ==========  ==========

Adjusted loss per common share. . . . . . .  $    (0.16)      (0.10)
                                             ==========  ==========

Weighted average shares outstanding . . . .  30,207,897  30,120,466
                                             ==========  ==========


Adjusted EBITDA Calculation (3)
  Adjusted operating income (loss). . . . .      (4,112)        126
  Depreciation and amortization . . . . . .       9,471      11,331
  Minority interests in EBITDA. . . . . . .         (70)         85
                                             ----------  ----------

        Adjusted EBITDA . . . . . . . . . .  $    5,289      11,542
                                             ==========  ==========

Please reference attached financial statement notes.

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


                    JONES LANG LASALLE INCORPORATED

                  Consolidated Statements of Earnings

          For the Three Months Ended March 31, 2002 and 2001
                   (in thousands, except share data)
                              (Unaudited)



                                               Three Months Ended
                                                    March 31,
                                             ----------------------
                                              2002 (1)   2001(1)(2)
                                             ----------  ----------
Revenue:
  Fee based services. . . . . . . . . . . .  $  160,275     195,488
  Equity in earnings (losses) from
    unconsolidated ventures . . . . . . . .        (158)      2,516
  Other income. . . . . . . . . . . . . . .       1,685         845
                                             ----------  ----------
      Total revenue . . . . . . . . . . . .     161,802     198,849

Operating expenses:
  Compensation and benefits . . . . . . . .     110,943     134,477
  Operating, administrative and other . . .      45,500      52,915
  Depreciation and amortization . . . . . .       9,471      11,331
                                             ----------  ----------
      Total operating expenses before
        non-recurring and restructuring
        charges . . . . . . . . . . . . . .     165,914     198,723
                                             ----------  ----------

      Operating income (loss) before
        non-recurring and restructuring
        charges . . . . . . . . . . . . . .      (4,112)        126

Non-operational non-recurring charges . . .       --          1,055
Restructuring charges . . . . . . . . . . .       --          --
                                             ----------  ----------
      Total operating expenses. . . . . . .     165,914     199,778
                                             ----------  ----------

      Operating loss. . . . . . . . . . . .      (4,112)       (929)

Interest expense, net of interest income. .       3,918       4,846
                                             ----------  ----------

      Loss before benefit for income
        taxes and minority interest . . . .      (8,030)     (5,775)

Net benefit for income taxes. . . . . . . .      (3,212)     (2,195)
Minority interests in earnings (losses)
  of subsidiaries . . . . . . . . . . . . .          63         (34)
                                             ----------  ----------
      Net loss before cumulative
        effect of change in
        accounting principle. . . . . . . .  $   (4,881)     (3,546)
                                             ==========  ==========

Cumulative effect of change in
  accounting principle. . . . . . . . . . .         846       --
                                             ----------  ----------
      Net loss. . . . . . . . . . . . . . .  $   (4,035)     (3,546)
                                             ==========  ==========





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


                    JONES LANG LASALLE INCORPORATED

            Consolidated Statements of Earnings - Continued



                                               Three Months Ended
                                                    March 31,
                                             ----------------------
                                              2002 (1)   2001(1)(2)
                                             ----------  ----------

Basic loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .  $    (0.16)      (0.12)

Cumulative effect of change in
  accounting principle. . . . . . . . . . .        0.03       --
                                             ----------  ----------

Basic loss per common share . . . . . . . .  $    (0.13)      (0.12)
                                             ==========  ==========

Basic weighted average shares outstanding .  30,207,897  30,120,466
                                             ==========  ==========

Diluted loss per common share before
  cumulative effect of change in
  accounting principle. . . . . . . . . . .  $    (0.16)      (0.12)

Cumulative effect of change in
  accounting principle. . . . . . . . . . .        0.03       --
                                             ----------  ----------

Diluted loss per common share . . . . . . .  $    (0.13)      (0.12)
                                             ==========  ==========

Diluted weighted average shares
  outstanding . . . . . . . . . . . . . . .  30,207,897  30,120,466
                                             ==========  ==========




























Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED

                       Segment Operating Results

          For the Three Months ended March 31, 2002 and 2001
                            (in thousands)
                              (Unaudited)


                                               Three Months Ended
                                                    March 31,
                                             ----------------------
                                               2002         2001
                                              Adjusted    Adjusted
                                                (1)        (1)(2)
                                             ----------  ----------
OWNER & OCCUPIER SERVICES -
  AMERICAS
    Revenue:
     Implementation services. . . . . . . .  $   20,581      25,496
     Management services. . . . . . . . . .      31,235      35,017
     Equity losses. . . . . . . . . . . . .         (10)      --
     Other services . . . . . . . . . . . .         357         286
     Intersegment revenue . . . . . . . . .         117         160
                                             ----------  ----------
                                                 52,280      60,959

Operating expenses:
  Compensation, operating and
    administrative. . . . . . . . . . . . .      49,510      65,985
  Depreciation and amortization . . . . . .       4,893       5,690
                                             ----------  ----------
        Operating loss (4). . . . . . . . .  $   (2,123)    (10,716)
                                             ==========  ==========

  EUROPE
    Revenue:
     Implementation services. . . . . . . . $    45,146      65,235
     Management services. . . . . . . . . .      18,344      20,266
     Other services . . . . . . . . . . . .         847         187
                                             ----------  ----------
                                                 64,337      85,688
    Operating expenses:
     Compensation, operating and
      administrative. . . . . . . . . . . .      61,511      74,015
     Depreciation and amortization. . . . .       2,556       3,057
                                             ----------  ----------
        Operating income (4). . . . . . . .  $      270       8,616
                                             ==========  ==========
  ASIA PACIFIC
    Revenue:
     Implementation services. . . . . . . .  $   14,892      16,388
     Management services. . . . . . . . . .      10,927      11,155
     Other services . . . . . . . . . . . .         405         343
                                             ----------  ----------
                                                 26,224      27,886
    Operating expenses:
     Compensation, operating and
      administrative. . . . . . . . . . . .      27,534      28,839
     Depreciation and amortization. . . . .       1,719       1,594
                                             ----------  ----------
        Operating loss (4). . . . . . . . .  $   (3,029)     (2,547)
                                             ==========  ==========







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


                    JONES LANG LASALLE INCORPORATED

                 Segment Operating Results - Continued



                                               Three Months Ended
                                                    March 31,
                                             ----------------------
                                               2002         2001
                                              Adjusted    Adjusted
                                                (1)        (1)(2)
                                             ----------  ----------
INVESTMENT MANAGEMENT -
  Revenue:
   Implementation services. . . . . . . . .  $      353         795
   Advisory fees. . . . . . . . . . . . . .      18,791      21,105
   Equity earnings (losses) . . . . . . . .        (148)      2,516
   Other services . . . . . . . . . . . . .          82          60
                                             ----------  ----------
                                                 19,078      24,476
  Operating expenses:
   Compensation, operating and
     administrative . . . . . . . . . . . .      18,005      18,713
   Depreciation and amortization. . . . . .         303         990
                                             ----------  ----------
        Operating income (4). . . . . . . .  $      770       4,773
                                             ==========  ==========

------------------------------------------------------------------------

Total segment revenue . . . . . . . . . . .  $  161,919     199,009
Intersegment revenue eliminations . . . . .        (117)       (160)
                                             ----------  ----------
        Total revenue . . . . . . . . . . .  $  161,802     198,849
                                             ==========  ==========

Total segment operating expenses. . . . . .  $  166,031     198,883
Intersegment operating expense
  eliminations. . . . . . . . . . . . . . .        (117)       (160)
                                             ----------  ----------
        Total operating income (loss)
          before non-recurring and
          restructuring charges . . . . . .  $  165,914     198,723
                                             ==========  ==========

        Operating income (loss) before
          non-recurring and restructuring
          charges . . . . . . . . . . . . .  $   (4,112)        126
                                             ==========  ==========


















Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED

                      Consolidated Balance Sheets

                 March 31, 2002 and December 31, 2001
                            (in thousands)
                              (Unaudited)



                                          March 31,    December 31,
                                            2002           2001
                                          ----------  -------------
ASSETS
------
Current assets:
  Cash and cash equivalents . . . . . . . $   11,893         10,446
  Trade receivables, net of allowances. .    167,867        222,590
  Notes receivable and advances to
    real estate ventures. . . . . . . . .      3,748          3,847
  Other receivables . . . . . . . . . . .      8,933          9,553
  Prepaid expenses. . . . . . . . . . . .     11,685         11,802
  Deferred tax assets . . . . . . . . . .     16,658         16,935
  Other assets. . . . . . . . . . . . . .     15,809         11,340
                                          ----------     ----------
        Total current assets. . . . . . .    236,593        286,513

Property and equipment, at cost,
  less accumulated depreciation . . . . .     86,546         92,503
Intangibles resulting from business
  acquisitions and JLW merger,
  net of accumulated amortization . . . .    327,679        328,169
Investments in real estate ventures . . .     60,298         56,899
Long-term receivables, net. . . . . . . .     21,423         17,375
Prepaid pension asset . . . . . . . . . .     12,683         14,384
Deferred tax assets . . . . . . . . . . .     24,082         25,770
Debt issuance costs . . . . . . . . . . .      5,047          5,407
Other assets, net . . . . . . . . . . . .      8,560          8,707
                                          ----------     ----------
                                          $  782,911        835,727
                                          ==========     ==========





























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


                    JONES LANG LASALLE INCORPORATED

                Consolidated Balance Sheets - Continued



                                          March 31,    December 31,
                                            2002           2001
                                          ----------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued
    liabilities . . . . . . . . . . . . .$   106,047        116,968
  Accrued compensation  . . . . . . . . .     64,667        131,680
  Short-term borrowings . . . . . . . . .     10,594         15,497
  Deferred tax liabilities. . . . . . . .        212             23
  Other liabilities . . . . . . . . . . .     23,451         23,467
                                          ----------     ----------
        Total current liabilities . . . .    204,971        287,635

Long-term liabilities:
  Credit facilities . . . . . . . . . . .     89,911         59,854
  9% Senior Notes, due 2007 . . . . . . .    143,831        146,768
  Deferred tax liabilities. . . . . . . .      4,480          6,567
  Other . . . . . . . . . . . . . . . . .     24,567         19,733
                                          ----------     ----------
        Total liabilities . . . . . . . .    467,760        520,557

Commitments and contingencies

Minority interest in consolidated
  subsidiaries. . . . . . . . . . . . . .        855            789

Stockholders' equity:
  Common stock, $.01 par value per
    share, 100,000,000 shares
    authorized; 30,234,324 and
    30,183,450 shares issued and
    outstanding as of March 31, 2002
    and December 31, 2001, respectively .        302            302
  Additional paid-in capital. . . . . . .    469,770        463,926
  Deferred stock compensation . . . . . .     (9,614)        (6,038)
  Retained deficit. . . . . . . . . . . .   (126,556)      (122,521)
  Stock held in trust . . . . . . . . . .       (658)        (1,658)
  Accumulated other comprehensive
    income. . . . . . . . . . . . . . . .    (18,948)       (19,630)
                                          ----------     ----------
        Total stockholders' equity. . . .    314,296        314,381
                                          ----------     ----------
                                          $  782,911        835,727
                                          ==========     ==========















Please reference attached financial statement notes.

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


                    JONES LANG LASALLE INCORPORATED

      CURRENCY ANALYSIS OF REVENUES AND ADJUSTED OPERATING INCOME
                             (in millions)
                              (Unaudited)




                 Pound              Austra-    US
                Sterling             lian     Dollar
                  (5)       Euro    Dollar     (5)      Other   Total
                --------   ------   -------   ------    -----   -----
                   $         $         $        $         $       $

REVENUES (2)

 2002
  Q1, 2002          34.5     32.7       9.2     59.7     25.7   161.8


 2001
  Q1, 2001          46.3     43.1      11.2     73.9     24.3   198.8



ADJUSTED OPERATING
 INCOME (1) (5)

 2002
  Q1, 2002          -2.5      3.8      -2.5     -1.0     -1.9    -4.1

 2001
  Q1, 2001          -0.4      8.7      -0.5     -4.2     -3.5     0.1


































Please reference attached financial statement notes.

                    JONES LANG LASALLE INCORPORATED

                       Financial Statement Notes



(1) Adjusted results for the three months ended March 31, 2002 exclude the cumulative effect of change in accounting principle relating to the adoption of SFAS 142. Adjusted results for the three months ended March 31, 2001 exclude $1.1 million of non-recurring charges related to the write-down of investments in e-commerce ventures. This analysis is not intended to be in accordance with generally accepted accounting principles.

(2) Certain prior year amounts have been reclassified to conform with the current presentation. In particular, in 2002, we began accounting for the revenues of our Global Consulting unit on a gross basis, as opposed to netting these revenues into expenses. These revenues amounted to $1.7 million in the first quarter of 2001.

(3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the three months ended March 31, 2002, Adjusted EBITDA excludes the cumulative effect of accounting principle resulting from the adoption of SFAS 142. For the three months ended March 31, 2001, Adjusted EBITDA excludes non-recurring charges related to the write-down of investments in e-commerce ventures.

(4) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

(5) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and adjusted operating income. The adjusted operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London.





























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